EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Amendment No. 5 to Schedule 13D, including amendments thereto, with respect to the shares of Common Shares, no par value, of Canopy Growth Corporation and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated: May 4, 2020	CBG Holdings LLC

	By:	/s/ Garth Hankinson
	Name:	Garth Hankinson
	Title:	President

Greenstar Canada Investment Limited Partnership
	By:	Greenstar Canada Investment Corporation, its general partner

	By:	/s/ Garth Hankinson
	Name:	Garth Hankinson
	Title:	President

Greenstar Canada Investment Corporation

	By:	/s/ Garth Hankinson
	Name:	Garth Hankinson
	Title:	President

Constellation Brands Canada Holdings ULC

	By:	/s/ Garth Hankinson
	Name:	Garth Hankinson
	Title:	President

Constellation Capital LLC

	By:	/s/ Oksana S. Dominach
	Name:	Oksana S. Dominach
	Title:	Vice President and Treasurer

Constellation International Holdings Limited

By:	/s/ Oksana S. Dominach
Name:	Oksana S. Dominach
Title:	Vice President and Treasurer

Constellation Brands, Inc.

By:	/s/ James O. Bourdeau
Name:	James O. Bourdeau
Title:	Executive Vice President, General Counsel and Secretary